Exhibit (j)(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to the Registration Statement No. 811-3361 on Form N-1A of Fidelity Massachusetts Municipal Trust, of our report(s) dated March 8, 2001 appearing in the Annual Report(s) to Shareholders of Fidelity Massachusetts Municipal Money Market Fund; Spartan Massachusetts Municipal Money Market Fund; and Spartan Massachusetts Municipal Income Fund for the year ended January 31, 2001.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

____________________________	/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
March 21, 2001